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                                                                   EXHIBIT 23.01


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Guilford Pharmaceuticals Inc.:

We consent to incorporation by reference in the registration statements (No. 33-90828 and No. 333-17833) on Form S-8 of Guilford Pharmaceuticals Inc. of our report dated February 28, 1997, relating to the consolidated balance sheets of Guilford Pharmaceuticals Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K/A of Guilford Pharmaceuticals Inc.

                                                KPMG Peat Marwick LLP

Baltimore, Maryland
March 14, 1997